GALES INDUSTRIES INCORPORATED

For Immediate Release

          Gales Industries Announces Acquisition of Welding Metallurgy

 Latest Acquisition to Enhance Service Platform and Boost Revenues and Earnings

BAY SHORE, NY -- March 15, 2007 -- Gales Industries Incorporated (OTCBB: GLDS) today announced that it will acquire all of the outstanding shares of Welding Metallurgy, Inc., a metallurgical engineering and welding services provider and manufacturer based in West Babylon, Long Island, NY. As part of the purchase agreement, Gales Industries has agreed to pay approximately $6 million in a combination of cash, restricted stock, and debt. The closing of the acquisition is expected to be on or about May 2007, and is subject to standard due diligence and applicable financial reporting requirements.

"We are pleased to announce our third acquisition -- and the second in less than four months. We are clearly executing on our consolidation strategy," said Gales CEO Peter Rettaliata. "Welding Metallurgy allows us to significantly increase our core competencies and provides us with the ability to capture a larger share of the market. Welding Metallurgy has entrenched relationships with three primary customers, two of which represent substantial growth opportunities for Gales. This acquisition is a perfect complement to the other businesses presently part of or identified to be consolidated as platform companies for Gales."

Mr. Rettaliata continued, "While expanding our vertical integration, the acquisition will increase our consolidated revenues by approximately ten percent as compared to the approximate trailing twelve months revenue for Gales and Sigma Metals, our second acquisition, which will be completed shortly. At a cost of approximately three times estimated adjusted earnings*, Welding Metallurgy is an attractive acquisition from both business and valuation perspectives, and will be accretive to earnings."

Current customers of Welding Metallurgy include Northrop Grumman's Florida units, Boeing Helicopter's Philadelphia, Pennsylvania unit, and Middle River Aircraft Systems of Baltimore, Maryland, among others. Boeing Helicopter and Middle River are two of the larger customers and represent new customers for Gales; Northrop Grumman of Florida has an ongoing manufacturing and supply agreement with Gales' subsidiary Air Industries Machining Corp. Under Gales' consolidation and market share expansion initiatives, the Company intends to leverage customers of one subsidiary to expand revenue generating opportunities for other business units.

Founded in 1979, Welding Metallurgy stands as one of the premiere suppliers of welded assemblies for the aerospace and other industrial sectors. Although specialty welding is its primary service, the company also has manufactured components for various sub-sectors of the commercial and military aerospace industries for over 20 years. These components include manifold and torque tubes, tube and duct assemblies, tank assemblies, structural assemblies and acoustic muffler assemblies. Welding Metallurgy's staff of over 30 employees maintains a thorough knowledge of many aircraft platforms, including E2-C, J-STARS, EA6B, A6-E, F-14, A-10, and A340. Legal representation for Gales Industries in this transaction was provided by Eaton & Van Winkle LLP of New York, NY. Legal representation for Welding Metallurgy in this transaction was provided by Ruskin Moscou Faltischek, P.C. of Uniondale, NY.

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ABOUT GALES INDUSTRIES INCORPORATED

Gales Industries Incorporated (OTCBB: GLDS) is a holding company established to engage in the consolidation of manufacturers, engineering integrators and related service providers to the aerospace/defense and commercial aviation industries. The Company is focused on flight safety and other critical componentry. The Company's first acquisition was of Air Industries Machining Corp., a leading aerospace/defense manufacturer and engineering integrator based in Bay Shore, Long Island, NY. Consolidation opportunities include companies operating within highly synergistic disciplines of manufacturing, technical services and strategic products distribution. The Company's strategy and attendant tactical plan is to execute its consolidation principally amongst Tier III, IV and V aerospace/defense subcontractors. Gales offers a tailored exit strategy or management continuity strategy in exchange for qualified acquisitions, and targets technically superior middle market organizations with revenues of up to $100 million annually. Information on the Company and its products may be found online at www.airindmc.com.

* Estimated adjusted earnings is defined as estimated earnings before interest, taxes, depreciation and amortization (EBITDA) plus certain compensation adjustments.

                                      # # #

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, firm backlog, projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates, projections and forecasts made by management with respect to the Company's critical accounting policies, firm backlog, projected backlog, regulatory delays, government funding and budgets, matters pertaining to potential and pending acquisitions subject to and after closings, and other factors, including results of financial audits and general economic conditions, not within the Company's control. Certain of the Company's forward looking statements, with the projected backlog in particular, are formulated based on management's extensive industry experience and understanding and assessment of industry trends, customer requirements, and related government spending. Projected backlog may be subject to variability and may increase or decrease at any time based on a variety of factors, including but not limited to modifications of previously released orders, acceleration of orders under general purchase agreements, etc. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com